Exhibit 10.50

Harry Buckley President & CEO

May 19, 2010

Steven Barnett

88 Stonewall Circle

West Harrison, NY 10604

Dear Steve:

I am pleased to announce that you have been personally selected to receive a special incentive program (SIP) award for your key contributions to your department and the organization as we continue to prepare and plan for tax season 2011. I want you to know how much I appreciate you and the value you bring to the team.

Your total SIP award equates to 80% of the value of your annual FY11 target bonus and will be comprised of two components. The first component equates to 65% of your FY11 annual target bonus and will be awarded to you in cash paid out in two installments. You will receive one-third of your SIP cash award if you are employed by the company on August 31, 2010. The remaining two-thirds will be paid if you are employed by the company on December 15, 2010.

The second component equates to 15% of the value of your FY11 annual target bonus and will be awarded to you in equity. The grant date, vesting schedule and vehicle used; restricted stock or stock options; will be forthcoming no later than July 2010.

In addition to the special incentive program you will also be eligible to earn your annual bonus award. Details regarding the annual corporate bonus plan and its elements will be sent to you once they have been finalized.

If you voluntarily terminate your employment with the Company prior to any required SIP stay through dates you will not be eligible to receive that portion of the payment.

With an even greater focus on company performance and results expected for 2011 I will look to you to continue your strong performance and leadership as we deliver on our commitments. Please keep in mind this special incentive program has been extended to a small, select group of people and therefore should not be discussed.

Thank you for your dedication and commitment to Jackson Hewitt.

Sincerely,

/s/ Harry W. Buckley
Harry Buckley
President & CEO
Jackson Hewitt Tax Service Inc.

3 Sylvan Way - 3rd Floor, Parsippany, New Jersey 07054 — Phone: 973.630.0899

www.jacksonhewitt.com — harry.buckley@jtax.com